THIRD AMENDMENT TO

SECURITIES LENDING AUTHORIZATION AGREEMENT

BETWEEN

DIAMOND HILL FUNDS,

ON BEHALF OF ITS SERIES AS LISTED ON SCHEDULE B, AS AMENDED

AND

STATE STREET BANK AND TRUST COMPANY

This Third Amendment (this “Amendment”) dated April 6, 2016 is between Diamond Hill Funds, on behalf of its series as listed on Schedule B, as amended, severally and not jointly (each, a “Fund” and collectively, the “Funds”), and State Street Bank and Trust Company, acting either directly or through any affiliates or subsidiaries (collectively, “State Street”).

Reference is made to the Securities Lending Authorization Agreement dated as of March 1, 2014, as amended to date, between the Diamond Hill Funds, on behalf of its series as listed on Schedule B thereto, and State Street (the “Agreement”).

WHEREAS, the Funds and State Street both desire to amend the Fee set forth on Schedule A in the Agreement;

NOW, THEREFORE, for value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement as follows:

1. Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2. Amendment. The Fee Split on Schedule A to the Agreement is hereby amended by deleting it and replacing it with the following:

“For the Funds on Schedule B listed below the Fee Split will be 85% to each of those Funds and 15% to State Street.

Diamond Hill Financial Long-Short Fund

Diamond Hill Large Cap Fund

Diamond Hill Long-Short Fund

Diamond Hill Research Opportunities Fund

For the remaining Funds listed on Schedule B the Fee Split will be 80% to each of those Funds and 20% to State Street.”

3. Representations and Warranties. Each party hereto represents and warrants that (a) it has the legal right, power and authority to execute and deliver this Amendment, to enter into the transactions contemplated hereby, and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery, and performance; and (c) this Amendment constitutes a legal, valid, and binding obligation enforceable against it.

4. Miscellaneous. Except to the extent specifically amended by this Amendment, the provisions of the Agreement shall remain unmodified, and the Agreement is ratified and affirmed as being in full force and effect.

5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

6. Effective Date. The parties agree that, notwithstanding the date of this Amendment above, the change to the fee split shall be effective April 1, 2016.

IN WITNESS WHEREOF, the parties hereto execute this Third Amendment as an instrument under seal by their duly authorized officers by affixing their signatures below.

DIAMOND HILL FUNDS, on behalf of its series as listed on Schedule B, severally and not jointly		STATE STREET BANK AND TRUST COMPANY

By:	/s/ Thomas E. Line	By:	/s/ Gino L. Timperio
Name:	Thomas E. Line	Name:	Gino L. Timperio
Title:	Chief Executive Officer	Title:	Senior Managing Director